Exhibit 99.1

W. Phillip Marcum, Chairman and CEO	Philip Bourdillon/Eugene Heller
Metretek Technologies, Inc.	Silverman Heller Associates
303-785-8080	310-208-2550

METRETEK TECHNOLOGIES UPDATES 2004 GUIDANCE

DENVER – Feb. 5, 2004 – Metretek Technologies, Inc. (OTCBB: MTEK) today issued updated guidance for the year ending December 31, 2004. The Company now expects to report earnings in excess of $0.10 per share on revenues of $45 million to $50 million.

The Company has not yet reported financial results for 2003, but it has previously said that for the twelve months ended December 31, 2003, it expects to report a loss of $0.03 to $0.06 per share on revenues of approximately $39 million. For the nine months ended September 30, 2003, Metretek reported a loss of $184,000, or $0.03 per share, on revenues of $30.6 million.

“In recent years,” said W. Phillip Marcum, chairman and chief executive officer, “business in the first quarter of the year has typically been rather soft. First-quarter 2004 is not expected to be an exception, although it is expected to be a considerable improvement over the comparable period a year ago.” According to Marcum, for the quarter ending March 31, 2004, the Company expects to report a loss of approximately $0.05 per share on revenues of approximately $9.0 million, compared to a loss of $0.14 per share on revenues of $7.4 million in the first quarter of 2003.

Metretek Technologies, Inc. through its subsidiaries — PowerSecure, Inc.; Metretek, Incorporated; and Southern Flow Companies, Inc. — designs and markets remote data-collection products and data-management systems tailored to the diverse needs of a variety of industrial and commercial customers, including users and suppliers of natural gas and electricity.

All forward-looking statements contained in this press release, including but not limited to statements regarding expected revenues and earnings for the first-quarter and full-year of the Company’s fiscal 2004, are made within the meaning of and under the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance or events and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed, projected or implied by such forward-looking statements, including but not limited to those identified from time to time in the Company’s most recent Form 10-KSB and Form 10-Q and its other reports and filings with the Securities and Exchange Commission. Accordingly, there can be no assurance that the results expressed, projected or implied by any forward looking statements will be achieved, and readers are cautioned not to place undue reliance on any forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof and are based on the current plans, goals, objectives, strategies, intentions, expectations and assumptions of, and the information currently available to, management. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason, whether as the result of changes in expectations, new information, future events, conditions or circumstances or otherwise.

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